UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2010
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
26650 Aliso Viejo Parkway, Aliso Viejo, California 92656
(Address of principal executive offices)
Registrant’s telephone number, including area code: (949) 389-6000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.1
EX-10.2
EX-10.3
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 21, 2010, QLogic Corporation (“QLogic” or the “Company”) announced that the Company’s Board of Directors has approved the appointment of Simon Biddiscombe, currently the Company’s Senior Vice President and Chief Financial Officer, to succeed H.K. Desai as Chief Executive Officer effective November 15, 2010. Mr. Desai, the Company’s current Chairman of the Board and Chief Executive Officer, will relinquish his position as Chief Executive Officer effective November 15, 2010 but will retain his position as Chairman of the Board. As of November 15, 2010, Mr. Desai will also serve as Executive Chairman of the Company.
     Upon his appointment as Chief Executive Officer, Mr. Biddiscombe will serve as the Company’s principal executive officer. Douglas D. Naylor, Vice President of Finance, will become interim Chief Financial Officer effective upon Mr. Biddiscombe’s appointment as Chief Executive Officer, and will serve as the Company’s principal financial officer and principal accounting officer until a permanent Chief Financial Officer is appointed.
     On October 20, 2010, the Company’s Board of Directors (i) unanimously resolved to increase the number of directors from 8 to 9 in accordance with Article III, Section 2 of the Bylaws of the Company, and (ii) appointed Mr. Biddiscombe to the Board of Directors, effective as of his appointment as Chief Executive Officer. At this time, no decision has been made regarding which Board committees, if any, Mr. Biddiscombe will serve on.
     Mr. Desai, age 64, served as Chief Executive Officer of the Company since January 1996 and as Chairman of the Board since May 1999.
     Mr. Biddiscombe, age 43, served as Senior Vice President and Chief Financial Officer of the Company since April 2008. Before joining QLogic, Mr. Biddiscombe served as Senior Vice President, Chief Financial Officer and Treasurer of Mindspeed Technologies, Inc. from June 2003 until April 2008 and as Secretary from April 2004 until April 2008. Mr. Biddiscombe previously served as the Vice President, Finance, and Controller of the internet infrastructure business of Conexant Systems, Inc. from December 2000 to June 2003. He was the Senior Vice President and Chief Financial Officer from May 1999 to December 2000 and the Chief Operating Officer from May 2000 to December 2000 of Wyle Electronics, a distributor of semiconductor products.
     Mr. Biddiscombe’s Compensation and Change in Control Severance Agreement
     Mr. Biddiscombe will receive a base salary and an annual incentive bonus as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company. The initial annual base salary rate for Mr. Biddiscombe effective upon his appointment as Chief Executive Officer will be $550,000. His annual target bonus will be 100% of his annual base salary. Mr. Biddiscombe is also entitled to participate in the Company’s equity and benefit plans made available to the Company’s employees generally. The Compensation Committee also approved an equity award (to be effective November 15, 2010) under the Company’s 2005 Performance Incentive Plan to Mr. Biddiscombe in an aggregate of $1,200,000, the value of which will be allocated 65% to stock options and 35% to restricted stock units. The number of shares to be subject to the restricted stock unit award and the stock option award will be determined based on the closing price of the Company’s common stock on the effective date of the awards and, in the case of the options, using a Black-Scholes model used by the Company in valuing its options for financial statement purposes. The exercise price per share for each option will be determined at the time of effectiveness of the award, and will be equal to the closing price of the Company’s common stock on the date of effectiveness of the award. Each option will vest, subject to Mr. Biddiscombe’s continued employment, over a term of 4 years, with 25% vesting on the first anniversary of the effective date of the grant, and 6.25% vesting on a quarterly basis for the remaining 3 years. The restricted stock units will vest, subject to Mr. Biddiscombe’s continued employment, in equal annual installments over a term of 4 years following the effective date of the grant and are payable upon vesting in shares of the Company’s common stock on a one-for-one basis, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations.
     In connection with his appointment as Chief Executive Officer, the Company and Mr. Biddiscombe have agreed to an amendment to the change in control severance agreement between the Company and Mr. Biddiscombe, dated December 19, 2008. The amendment eliminates the tax gross-up payment previously included in his change in control severance agreement and increases the multiple used in calculating Mr. Biddiscombe’s cash lump sum severance (as described below) from 1.5 to 2. This amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     Under the change in control agreement, as amended (the “Agreement”), in the event that the Company terminates Mr. Biddiscombe’s employment without cause or in the event that Mr. Biddiscombe terminates his employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, Mr. Biddiscombe would be entitled to receive a cash lump sum payment equal to (i) the sum of Mr. Biddiscombe’s annual base salary and the greater of Mr. Biddiscombe’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to Mr. Biddiscombe for any one of the 3 preceding fiscal years, multiplied by (ii) 2. For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Agreement. In addition, the Company will pay or reimburse Mr. Biddiscombe for the cost of the premiums charged to continue his and his dependents’ health coverage pursuant to COBRA for a period of up to 2 years following the termination. Any stock option or other equity-based award granted by the Company to Mr. Biddiscombe, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. The original two-year term of the Agreement, which ended on April 22, 2010, is automatically extended for one additional year on the anniversary of the effective date of the Agreement (each April 22 thereafter), unless the Compensation Committee notifies Mr. Biddiscombe that the Agreement will not be extended.
     Under the Agreement, Mr. Biddiscombe is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Mr. Biddiscombe in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Mr. Biddiscombe will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in his receiving the greater benefit on an after-tax basis. Mr. Biddiscombe’s right to benefits under the Agreement is subject to his execution of a release of claims in favor of the Company upon the termination of his employment.
     Mr. Desai’s Employment Agreement and Change in Control Severance Agreement
     On October 20, 2010, the Company and Mr. Desai entered into an employment agreement (the “Employment Agreement”). The following summary of the Employment Agreement is qualified in its entirety by the text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
     The Employment Agreement provides for a three-year term beginning November 15, 2010. It provides for Mr. Desai to receive a base salary and an annual incentive bonus as determined by the Compensation Committee. The initial annual base salary rate for Mr. Desai under his Employment Agreement is $530,000. His annual target bonus is 100% of his annual base salary. Mr. Desai is eligible for annual equity awards consistent with the Compensation Committee’s policies on annual equity awards for executive-level employees. Mr. Desai is also entitled to participate in the Company’s benefit plans made available to the Company’s executive-level employees generally.

     If Mr. Desai’s employment with the Company is terminated by the Company without cause or by Mr. Desai for good reason (as such terms are defined in the Employment Agreement), Mr. Desai will be entitled to a severance benefit equal to the greater of (1) his base salary in effect on the termination date calculated for the remainder of the period of the Employment Agreement plus his annual target bonus in effect on the termination date calculated for the remainder of the period of the Employment Agreement or (2) one times his base salary in effect on the termination date plus one times his annual target bonus in effect on the termination date. He would be entitled to payment for salary and bonuses earned during the period prior to the termination date (including any bonus for the portion of the fiscal year in which the termination occurs). Mr. Desai would also be entitled to payment by the Company of the cost of his COBRA premiums for continued health coverage for him and his eligible dependents for up to 12 months following the termination date. Mr. Desai’s right to receive the severance benefits described above is subject to his execution of a general release of claims in favor of the Company as well as his compliance with certain non-solicitation and other restrictive covenants set forth in the Employment Agreement.
     In connection with Mr. Desai’s appointment as Executive Chairman, the Company and Mr. Desai have agreed to an amendment to the change in control severance agreement between the Company and Mr. Desai, dated December 19, 2008. The amendment eliminates the tax gross-up payment previously included in his change in control severance agreement. The amendment also provides for the term of the agreement to continue through November 15, 2013, with automatic one year extensions beginning November 15, 2012 and each November 15 thereafter (such that on November 15, 2012 the term of the agreement would be extended through November 15, 2014, and so on), unless the Compensation Committee notifies Mr. Desai that the agreement will not be extended. This amendment is attached hereto as Exhibit 10.3 and is incorporated herein by reference.
     Except for the aforementioned term provision, Mr. Desai’s change in control agreement, as amended, is substantially similar to Mr. Biddiscombe’s Agreement, as described above.

Item 7.01	Regulation FD Disclosure.
     On October 21, 2010, the Company issued a press release announcing Mr. Biddiscombe’s appointment as Chief Executive Officer and Director and Mr. Desai’s assumption of the role of Executive Chairman. The full text of the press release is furnished as Exhibit 99.1 to this report. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.
10.1	Amendment to Change in Control Severance Agreement, effective November 15, 2010, by and between QLogic Corporation and Simon Biddiscombe

10.2	Employment Agreement, effective November 15, 2010, by and between QLogic Corporation and H.K. Desai

10.3	Amendment to Change in Control Severance Agreement, effective November 15, 2010, by and between QLogic Corporation and H.K. Desai

99.1	Press Release issued by the Company on October 21, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QLogic Corporation
	By:	/s/ Michael L. Hawkins
Date: October 21, 2010		Michael L. Hawkins Vice President and
General Counsel

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